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                                                                     EXHIBIT 5.1
USA Education Inc.
11600 Sallie Mae Drive
Reston, VA 20193

         Re: Registration Statement on Form S-8

Ladies and Gentlemen:

                  I am Executive Vice President and General Counsel of USA Education Inc. (formerly SLM Holding Corporation), a Delaware corporation (the "Corporation"). The Corporation is about to register with the Securities and Exchange Commission on a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of l933, as amended, $50,000,000 of general unsecured obligations (the "Obligations") of the Corporation to pay deferred compensation in the future and 610,501shares of common stock, $0.20 par value per share (the "Shares") to be issued in satisfaction of certain of the Obligations, in accordance with the Sallie Mae Deferred Compensation Plan for Key Employees (the "Plan").

                  As General Counsel for the Corporation, I am familiar with its Certificate of Incorporation, as amended, and Bylaws. I have examined the Plan , the prospectus that will be distributed to participants in the Plan (the "Prospectus") and the Registration Statement.

                  I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed herein. With respect to the documents I have reviewed, I have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon statements and representations of other officers and representatives of the Corporation.

                  Based upon the foregoing, I am of the opinion that:

1. the Obligations being offered under the Plan, when issued, sold and paid for in accordance with the terms set forth in the Prospectus, Registration Statement and Plan (including amounts withheld from compensation pursuant to instructions of participants in the Plan), will be valid and binding obligations of the Corporation, enforceable in accordance with their terms as amended from time to time, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors' rights or by general principles of equity;

2. the shares of Common Stock to be issued in full payment of certain of the Obligations offered under the Plan are, to the extent of the number of shares authorized to be issued by the Corporation in its Certificate of Incorporation, duly authorized and when issued in accordance

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with the terms set forth in the Prospectus, Registration Statement and Plan, will be validly issued, fully paid and nonassessable.

                  This letter expresses my opinion as to the laws of the Commonwealth of Virginia and the provisions of the Delaware General Corporation Law governing the authorization and issuance of stock, but does not extend to the securities or "Blue Sky" laws of Virginia or Delaware or to federal securities laws or to other laws.

                  I hereby consent to the filing of this opinion as part of the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder. This opinion is intended solely for your use in connection with the transactions described above. No other person may rely on this opinion for any other purpose without my prior written consent.

                                            Very truly yours,



                                            Marianne M. Keler